Exhibit 99.1

Bridger Aerospace Strengthens Board with the Addition of Seasoned Business Leaders Elizabeth C. Fascitelli and David A. Schellenberg as Independent Directors

BELGRADE, MT, March 8, 2024 – Bridger Aerospace Group Holdings, Inc. (“Bridger”, “the Company” or “Bridger Aerospace”), (NASDAQ: BAER, BAERW), one of the nation’s largest aerial firefighting companies, today announced the appointment of seasoned business leaders Elizabeth C. Fascitelli and David A. Schellenberg as independent directors, increasing the size of the Board to 11 members.

Jeffrey Kelter, Bridger’s Chairman, commented, “The addition of two proven leaders is a very powerful statement in Bridger’s continuing evolution as a public company. They each bring a wealth of experience and expertise that will be invaluable to help guide the continued growth and value creation at Bridger Aerospace. We look forward to their contributions as we leverage the infrastructure we have in place to provide the most effective aerial firefighting solutions in the growing battle against wildfires.”

Elizabeth Fascitelli stated, "I am excited about working with the Bridger’s board and executive team as we focus on long-term success, growth, and financial performance to drive the business forward and create value for our stakeholders. I couldn't be more optimistic about the future of Bridger." Additionally, Mr. Schellenberg added that "I am honored to join the Board at such an exciting time for Bridger. I look forward to working closely with the leadership team and leveraging my industry experience to contribute to Bridger’s success."

Elizabeth Fascitelli, age 65, is a businesswoman and philanthropist. Ms. Fascitelli had a 37-year career with Goldman Sachs Group, most recently serving as a Partner and Managing Director and Chief Operating Officer of the Merchant Banking Division. She served in multiple roles and on numerous firm wide committees including the divisional Investment, Risk and Client/Business Standards Committees. She led many initiatives over the years including those for Compliance, Diversity, Women Investing and Risk. Ms. Fascitelli has served on many public, private, and not for profit boards. She recently finished her eight-year term as a Trustee of Dartmouth College. Ms. Fascitelli currently serves on the Boards of Cold Spring Harbor, Cure Huntington’s Disease Initiative (CHDI) Perella Weinberg Partners and Jaws Mustang Acquisition Corporation. She is also co-chair of the Milwaukee Health Equity Initiative. Ms. Fascitelli earned a Bachelor of Arts from Dartmouth College and a Master’s in Business Administration from Harvard Business School.

David A. Schellenberg, age 60, is a seasoned businessman with over 30 years of operating and financial leadership and risk management experience. He is currently a Managing Director and Principal with Highland West Capital, a private equity firm in Vancouver, Canada. Prior to that, Mr. Schellenberg was with Conair Group and its subsidiary Cascade Aerospace for many years, including serving as President and Chief Executive Officer, where he and his team built these niche aviation and aerospace companies into industry leaders. In 2012, he was honored with a CEO of the Year award from Business in Vancouver. Mr. Schellenberg also acted as a Managing Director in the Corporate Office of the Jim Pattison Group, Canada’s second largest private company. Mr. Schellenberg has served on many company and charitable boards and currently holds the position of Chairman of Teekay Corp., a NYSE listed company, and also serves on the board of its daughter company Teekay Tankers Ltd, also a NYSE listed company. Mr. Schellenberg is a Fellow of the Chartered Professional Accountants of Canada (FCPA, FCA) and a member of the Young President’s Organization’s British Colombia chapter. He received an undergraduate degree from the University of Manitoba and a Master’s in Business Administration from the University of Western Ontario.

About Bridger Aerospace

Based in Belgrade, Montana, Bridger Aerospace Group Holdings, Inc. is one of the nation’s largest aerial firefighting companies. Bridger provides aerial firefighting and wildfire management services to federal and state government agencies, including the United States Forest Service, across the nation, as well as internationally. More information about Bridger Aerospace is available at https://www.bridgeraerospace.com.

Investor Contacts

Alison Ziegler
Darrow Associates
201-220-2678
aziegler@darrowir.com